Exhibit 99.1

QURATE RETAIL, INC. REPORTS

SECOND QUARTER 2023 FINANCIAL RESULTS

Englewood, Colorado, August 4, 2023 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported second quarter 2023 results (1).

“In this quarter, we made meaningful progress on Project Athens, our multi-year plan to transform the company, expanding gross margins in our video commerce businesses for the first time in over 18 months and materially improving our cash flow,” said David Rawlinson, President and CEO of Qurate Retail. “While our revenue was down, our topline results were in line with the discretionary retail industry, which was impacted by softer consumer sentiment and more promotional intensity particularly in the home categories. During the quarter, we also divested Zulily, which simplified our portfolio and improved our go forward liquidity. We finalized our insurance claims for the fire at our former Rocky Mount, NC fulfillment center and received $225 million of insurance proceeds.

“We continue our focus on cash flow, costs and margin growth in the near term and anticipate improved profitability in the second half of 2023. We believe we are on track to achieve our Project Athens objectives through 2024.”

Second quarter 2023 operating results:

●	Qurate Retail revenue(2) decreased 7% to $2.5 billion
o	In constant currency(3) revenue(2) decreased 7%
●	Qurate Retail reported diluted EPS of $0.28
o	Adjusted diluted EPS(4) of $(0.03)
●	QxH revenue decreased 8%
●	QVC International revenue decreased 5%
o	In constant currency, revenue decreased 3%
●	Cornerstone revenue decreased 7%

Corporate headlines:

●	Finalized insurance claim related to Rocky Mount, NC fulfillment center (“Rocky Mount”) fire and received $225 million of insurance proceeds in second quarter; total insurance proceeds received of $660 million

●	Divested Zulily on May 24th
●	Repaid $192 million of near-term QVC debt maturities
●	Settled $94 million and $251 million principal amount of exchanges of 1.75% exchangeable debentures with October 2023 put/call in the three and six months ended June 30, 2023, respectively

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2023 to the same period in 2022.

SECOND QUARTER 2023 FINANCIAL RESULTS

(amounts in millions)	2Q22	2Q23	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,754	$1,618	(8)%
QVC International	638	606	(5)%	(3)%
Cornerstone	341	316	(7)%
Total Qurate Retail Revenue (excluding Zulily)	2,733	2,540	(7)%	(7)%
Zulily(b)	220	109	N/M
Total Qurate Retail Revenue (as reported)	$2,953	$2,649	(10)%	(10)%

Operating Income (Loss)
QxH(c)	$361	$303	(16)%
QVC International(d)	81	71	(12)%	(10)%
Cornerstone(e)	36	15	(58)%
Unallocated corporate cost	(9)	(9)	-%
Total Qurate Retail Operating Income (excluding Zulily)	469	380	(19)%	(19)%
Zulily(b)	(51)	(14)	N/M
Total Qurate Retail Operating Income (as reported)	$418	$366	(12)%	(12)%

Adjusted OIBDA
QxH(c)	$232	$185	(20)%
QVC International(d)	95	77	(19)%	(15)%
Cornerstone(e)	44	25	(43)%
Unallocated corporate cost	(6)	(7)	(17)%
Total Qurate Retail Adjusted OIBDA (excluding Zulily)	$365	$280	(23)%	(22)%
Zulily(b)	(18)	(10)	N/M
Total Qurate Retail Adjusted OIBDA (as reported)	$347	$270	(22)%	(21)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Zulily was divested on May 24, 2023. Second quarter 2023 results include Zulily through May 23, 2023. In the second quarter of 2023 and 2022, Zulily recorded $1 million and $6 million, respectively, of restructuring charges that are included in operating income and excluded from adjusted OIBDA.
c)	In the second quarter of 2023, QxH recognized (i) a $209 million net gain on insurance proceeds representing insurance proceeds received in excess of fire-related costs and (ii) a $2 million gain on the sale of Rocky Mount in February 2023 that was released from escrow. In the second quarter of 2022, QxH incurred (i) a $15 million write-down related to inventory at Rocky Mount included in cost of goods sold, (ii) a $240 million gain on sale related to the modification of the lease of its Ontario, CA distribution center and (iii) $1 million of non-reimbursable fire-related costs. These items are included in operating income and excluded from adjusted OIBDA. See Reconciling Schedule 2.
d)	In the second quarter of 2023, QVC International recognized a $6 million gain on an intangible asset primarily related to the sale of a channel positioning right that is included in operating income and excluded from adjusted OIBDA. See Reconciling Schedule 2.
e)	In the second quarter of 2023, Cornerstone recorded $2 million of restructuring charges related to a workforce reduction. These are included in operating income and excluded from adjusted OIBDA. See Reconciling Schedule 2.

SECOND QUARTER 2023 NET INCOME AND ADJUSTED NET INCOME(4)

(amounts in millions)	2Q22	2Q23
Net income	$203	$107
Adjusted net income (loss)(a)	$47	$(13)

Basic weighted average shares outstanding ("WASO")	381	388
Potentially dilutive shares	1	1
Diluted WASO	382	389

GAAP EPS(b)	$0.53	$0.28
Adjusted EPS(a)	$0.12	$(0.03)

a)	See Reconciling Schedule 3.
b)	Represents diluted net income per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

QxH revenue declined primarily due to a 12% decrease in units shipped, reflecting fewer customers and weakened consumer sentiment, as well as lower shipping and handling revenue. This was partially offset by a 5% increase in average selling price driven by an elevated product assortment and price increases. QxH experienced a 6% increase in average spend per customer. QxH reported declines in home, electronics, accessories and apparel, partially offset by growth in beauty.

Operating income and adjusted OIBDA margin(4) decreased primarily due to higher administrative expenses from certain costs related to Project Athens, higher benefits expense and sales deleverage and, to a lesser extent, from increased commissions due to expanded distribution. These pressures were partially offset by higher product margins, favorable fulfillment (warehouse and freight), lower obsolescence expense and lower bad debt expense. Product margins increased mainly due to higher initial margins, partially offset by unfavorable returns and lower shipping and handling revenue. Fulfillment favorability was driven by less detention and demurrage costs and reduced volume, partially offset by higher freight and labor rates and fulfillment center rent expense due to sale leaseback transactions in the prior year.

In the second quarter of 2023, QxH received a final payment of $225 million of insurance proceeds related to the December 2021 fire at Rocky Mount, primarily business interruption proceeds, for an aggregate of $660 million proceeds received.

QVC International

US Dollar denominated results were negatively impacted by exchange rate fluctuations, primarily due to the Dollar strengthening 6% versus the Japanese Yen and 1% versus the British Pound, partially offset by weakening 2% against the Euro. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency to the comparable figures calculated in accordance with US GAAP, where applicable.

QVC International’s constant currency revenue declined primarily due to a 7% decrease in units shipped, reflecting weakened consumer sentiment driven by inflation primarily in Europe. This was partially offset by a 5% increase in average selling price driven by price increases and product mix. QVC International reported declines in electronics, jewelry and apparel, while beauty grew modestly and home was flat.

Operating income and adjusted OIBDA margin decreased primarily due to higher administrative and fulfillment expenses. Administrative costs increased due to higher wages, outside services and management incentive accruals. Fulfillment pressure was primarily attributable to higher fulfillment center rents due to sale leaseback transactions and increased labor costs. These pressures were partially offset by higher product margins and lower inventory obsolescence expense from reduced inventory levels. Product margin favorability was primarily due to increased initial margin, partially offset by lower shipping and handling revenue.

Cornerstone

Cornerstone revenue decreased, reflecting softness and competitive promotional pressure in the home sector as well as lower demand for apparel at Garnett Hill.

Operating income and adjusted OIBDA margin decreased primarily due to increased promotions and higher fulfillment, marketing and administrative costs. These pressures were partially offset by lower inbound logistic costs.

SECOND QUARTER 2023 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	2Q22	2Q23	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue(b)	67.5%	66.2%	(130)	bps
Operating Income Margin (%)(b)(c)	20.6%	18.7%	(190)	bps
Adjusted OIBDA Margin (%)(b)(c)	13.2%	11.4%	(180)	bps
Average Selling Price	$48.67	$51.29	5%
Units Sold			(12)%
Return Rate(d)	14.8%	15.8%	100	bps
eCommerce Revenue(e)	$1,040	$972	(7)%
eCommerce % of Total Revenue	59.3%	60.1%	80	bps
Mobile % of eCommerce Revenue(f)	66.6%	68.7%	210	bps
LTM Total Customers(g)	9.5	8.3	(13)%

QVC International
Cost of Goods Sold % of Revenue	64.1%	63.5%	(60)	bps
Operating Income Margin (%)(h)	12.7%	11.7%	(100)	bps
Adjusted OIBDA Margin (%)(h)	14.9%	12.7%	(220)	bps
Average Selling Price			3%		5%
Units Sold			(7)%
Return Rate(d)	19.4%	19.6%	20	bps
eCommerce Revenue(e)	$302	$295	(2)%		(1)%
eCommerce % of Total Revenue	47.3%	48.7%	140	bps
Mobile % of eCommerce Revenue(f)	70.2%	69.2%	(100)	bps
LTM Total Customers(g)	4.6	4.2	(9)%

Cornerstone
Cost of Goods Sold % of Revenue	58.7%	61.1%	240	bps
Operating Income Margin (%)(i)	10.6%	4.7%	(590)	bps
Adjusted OIBDA Margin (%)(i)	12.9%	7.9%	(500)	bps
eCommerce Revenue(e)	$252	$242	(4)%
eCommerce % of Total Revenue	73.9%	76.6%	270	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	The second quarter of 2022 excludes a $15 million write-down related to inventory at Rocky Mount included in cost of goods sold and excluded from adjusted OIBDA. See Reconciling Schedule 2.
c)	In the second quarter of 2023, QxH recognized (i) a $209 million net gain on insurance proceeds representing insurance proceeds received in excess of fire-related costs and (ii) a $2 million gain on the sale of Rocky Mount in February 2023 that was released from escrow. In the second quarter of 2022, QxH incurred (i) a $240 million gain on sale related to the modification of the lease of its Ontario, CA distribution center and (ii) $1 million of non-reimbursable fire-related costs. These items are included in operating income and excluded from adjusted OIBDA. See Reconciling Schedule 2.
d)	Measured as returned sales over gross shipped sales in US Dollars.
e)	Based on net revenue.
f)	Based on gross US Dollar orders.
g)	LTM: Last twelve months.
h)	In the second quarter of 2023, QVC International recognized a $6 million gain on an intangible asset primarily related to the sale of a channel positioning right that is included in operating income and excluded from adjusted OIBDA. See Reconciling Schedule 2.
i)	In the second quarter of 2023, Cornerstone recorded $2 million of restructuring charges related to a workforce reduction. These are included in operating income and excluded from adjusted OIBDA. See Reconciling Schedule 2.

Capital Returns

There were no repurchases of Qurate Retail’s Series A common stock (Nasdaq: QRTEA) from May 1, 2023 through July 31, 2023. The remaining repurchase authorization for Qurate Retail is approximately $492 million as of August 1, 2023.

FOOTNOTES

1)	Qurate Retail will discuss these headlines and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.T.) on August 4, 2023. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	Adjusted for the divestiture of Zulily on May 24, 2023.
3)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
4)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	3/31/2023	6/30/2023
Cash and cash equivalents (GAAP)	$1,286	$1,483

Indemnification agreement receivable(a)	$29	$10

Debt:
QVC senior secured notes(b)	$3,700	$3,509
QVC senior secured bank credit facility	1,345	1,430
Total Qurate Retail Group Debt	$5,045	$4,939

Senior notes(b)	792	792
Senior exchangeable debentures(c)	956	861
Corporate Level Debentures	1,748	1,653
Total Qurate Retail, Inc. Debt	$6,793	$6,592
Unamortized discount, fair market value adjustment and deferred loan costs	(678)	(614)
Total Qurate Retail, Inc. Debt (GAAP)	$6,115	$5,978

Other Financial Obligations:
Preferred stock(d)	$1,269	$1,269

QVC, Inc. leverage(e)	2.5x	2.3x

a)	Indemnity from Liberty Broadband Corporation (“Liberty Broadband”), pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures (the “LI LLC Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”). LI LLC is a wholly-owned subsidiary of Qurate Retail.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
d)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC’s credit agreement. The gains from the sale leaseback transactions discussed previously and a portion of expected cost savings are included in adjusted EBITDA for purposes of the covenant calculations under QVC’s bank credit facility.

Cash at Qurate Retail increased $197 million in the second quarter primarily due to improved cash from operations largely driven by working capital benefits and the receipt of $225 million of insurance proceeds, which more than offset capital expenditures, net debt repayment and TV distribution payments.

Total debt at Qurate Retail, Inc. decreased $201 million in the second quarter due to debt repayments. Qurate Retail repurchased $177 million of QVC’s 4.85% Senior Secured Notes due 2024 and $15 million of QVC’s 4.45% Senior Secured Notes due 2025 and settled $94 million principal amount of exchanges of its LI LLC Charter exchangeable debentures, leaving $79 million principal amount of debentures outstanding. This was partially offset by $85 million of net borrowing under QVC’s bank credit facility.

QVC’s bank credit facility has $1.4 billion drawn as of June 30, 2023 with incremental availability of $1.8 billion, net of letters of credit. QVC’s leverage ratio, as defined by the QVC revolving credit facility, was 2.3x at quarter end. Pursuant to the terms of QVC’s revolving credit facility, gains from sale leaseback transactions and a portion of expected cost savings are included in operating income for purposes of QVC’s leverage ratio for covenant calculations. In connection with the Zulily divestiture, Zulily is no longer a co-borrower in the credit facility, and repaid its outstanding borrowings under the credit facility of approximately $80 million using cash contributed from Qurate Retail.

As of June 30, 2023, QVC’s consolidated leverage ratio (as calculated under QVC’s senior secured notes) was greater than 3.5x and as a result QVC is restricted in its ability to make unlimited dividends or other restricted payments. Dividends made by QVC to service the principal and interest of indebtedness of its parent entities, as well as payments made by QVC to Qurate Retail under an intercompany tax sharing agreement in respect of certain tax obligations of QVC and its subsidiaries, are permitted under the bond indenture and credit agreement.

Qurate Retail is in compliance with all debt covenants as of June 30, 2023.

Qurate Retail benefits from an indemnification agreement with Liberty Broadband with respect to its LI LLC Charter exchangeable debentures. Pursuant to the indemnification agreement, Liberty Broadband will be required to indemnify LI LLC for any payments made to a holder of such debentures that exercises its exchange right on or before the put/call date of October 5, 2023 in excess of the sum of the adjusted principal amount of such debentures plus certain estimated tax benefits to Qurate Retail, if any, resulting from the exchange. LI LLC would be responsible for paying the adjusted principal amount to such holder. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter Communications, Inc. held at Liberty Broadband that underlie the LI LLC Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of June 30, 2023, holders of the LI LLC Charter exchangeable debentures have the ability to put their debentures on October 5, 2023, and accordingly, the indemnification asset is included as a current asset. During the three months ended June 30, 2023, Qurate Retail received indemnification payments of $1 million from Liberty Broadband in connection with exchanges of $94 million principal amount of the LI LLC Charter exchangeable debentures that settled in the quarter.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.T.) on August 4, 2023. The call can be accessed by dialing (877) 704-4234 or (215) 268-9904, passcode 13736987, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.qurateretail.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives (including Project Athens) and their expected benefits, market potential, future financial performance and prospects, market conditions, the indemnification by Liberty Broadband, future repayment of debt, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19 or other public health crises), issues impacting the global supply chain and labor market, and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily (through May 23, 2023) and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. Qurate Retail defines adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, acquisition-related costs, fire related costs, net (including Rocky Mount inventory losses), and (gains) losses on sale leaseback transactions. Further, this press release includes adjusted OIBDA margin, which is also a non-GAAP financial measure. Qurate Retail defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Qurate Retail believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark-to-market adjustments on certain public debt and equity securities, (gain) loss on sale of fixed assets and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark-to-market adjustments and other one-time items identified in Schedule 3 below. Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures. Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance. Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail. Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan. We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended June 30, 2022, September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q22	3Q22	4Q22	1Q23	2Q23
Qurate Retail Operating Income (Loss)	$418	$(2,607)	$42	$176	$366
Depreciation and amortization	134	107	110	100	104
Stock compensation expense	16	15	14	16	14
Restructuring and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)(a)	22	(134)	31	—	(208)
Impairment of intangible assets	—	3,081	—	—	—
(Gains) on sale of intangible asset and sale leaseback transactions(b)	(243)	(277)	—	(113)	(6)
Qurate Retail Adjusted OIBDA	$347	$185	$197	$179	$270

a)	In the second quarter of 2023, QxH recognized (i) a $209 million net gain on insurance proceeds representing insurance proceeds received in excess of fire-related costs and (ii) a $2 million gain on the sale of Rocky Mount in February 2023 that was released from escrow. Additionally, in the second quarter of 2023, Cornerstone recorded $2 million and Zulily recorded $1 million of restructuring charges, both related to workforce reductions. In the second quarter of 2022, QxH incurred (i) a $15 million write-down related to inventory at Rocky Mount included in cost of goods sold and (ii) $1 million of non-reimbursable fire-related costs.
b)	Includes gains on the sale related to the modification of a lease that resulted in a sale leaseback for US GAAP purposes of QVC’s Ontario, CA distribution center and the sale of another immaterial asset in the second quarter of 2022, the sale leaseback transactions of five US properties completed in the third quarter of 2022, the sale leaseback transactions of UK and German properties in the first quarter of 2023 and the sale of an intangible asset primarily related to the sale of a channel positioning right in the second quarter of 2023.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2022, September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q22	3Q22	4Q22	1Q23	2Q23
QVC
Operating income (loss)	$442	$(2,199)	$113	$230	$374
Depreciation and amortization	102	94	96	89	94
Stock compensation	10	9	9	9	11
Restructuring and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)	16	(137)	29	(4)	(211)
(Gains) on sale of intangible asset and sale leaseback transactions	(243)	(277)	—	(113)	(6)
Impairment of intangible assets	—	2,715	—	—	—
Adjusted OIBDA	$327	$205	$247	$211	$262

QxH Adjusted OIBDA	$232	$143	$150	$139	$185
QVC International Adjusted OIBDA	$95	$62	$97	$72	$77

Cornerstone
Operating income (loss)	$36	$2	$(14)	$(2)	$15
Depreciation and amortization	8	6	7	5	7
Stock compensation	—	2	—	1	1
Restructuring costs	—	—	—	—	2
Adjusted OIBDA (Loss)	$44	$10	$(7)	$4	$25

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended June 30, 2022, September 30, 2022, December 31, 2022, March 31, 2023 and June 30, 2023, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	2Q22	3Q22	4Q22	1Q23	2Q23
Qurate Retail Net Income (Loss) (GAAP)	$203	$(2,747)	$(51)	$20	$107
Purchase accounting amort., net of deferred tax benefit(a)	17	16	18	17	15
Impairment of intangible assets, net of tax impact	—	3,004	—	—	—
Restructuring and fire related costs, net of (recoveries) and tax impact (including Rocky Mount inventory losses)	17	(101)	24	—	(156)
Gains on sale of intangible asset and sale leaseback transactions, net of tax impact	(185)	(207)	—	(92)	(5)
Mark-to-market adjustments, net(b)	(5)	6	(9)	35	26
Adjusted Net Income (Loss)	$47	$(29)	$(18)	$(20)	$(13)

Diluted earnings (loss) per share (GAAP)	$0.53	$(7.21)	$(0.13)	$0.05	$0.28
Total adjustments per share, net of tax	(0.41)	7.13	0.08	(0.10)	(0.31)
Adjusted earnings (loss) per share	$0.12	$(0.08)	$(0.05)	$(0.05)	$(0.03)

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	June 30,	December 31,
	2023	2022
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,483	1,275
Trade and other receivables, net of allowance for credit losses	931	1,394
Inventory, net	1,168	1,346
Indemnification agreement receivable	10	50
Other current assets	167	210
Total current assets	3,759	4,275
Property and equipment, net	513	570
Intangible assets not subject to amortization	6,180	6,219
Intangible assets subject to amortization, net	610	612
Operating lease right-of-use assets	585	585
Other assets, at cost, net of accumulated amortization	152	310
Total assets	$11,799	12,571
Liabilities and Equity
Current liabilities:
Accounts payable	697	976
Accrued liabilities	843	1,133
Current portion of debt	710	828
Other current liabilities	147	162
Total current liabilities	2,397	3,099
Long-term debt	5,268	5,525
Deferred income tax liabilities	1,478	1,440
Preferred stock	1,269	1,266
Operating lease liabilities	544	518
Other liabilities	116	198
Total liabilities	11,072	12,046
Equity	621	412
Non-controlling interests in equity of subsidiaries	106	113
Total liabilities and equity	$11,799	12,571

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	June 30,
	2023	2022
Revenue:
Total revenue, net	$2,649	2,953

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation shown separately below)	1,734	1,978
Operating expense	193	198
Selling, general and administrative, including stock-based compensation	466	461
Restructuring and fire related costs, net of (recoveries)	(208)	7
Depreciation and amortization	104	134
Gains on sale of intangible asset and sale leaseback transactions	(6)	(243)
	2,283	2,535
Operating income (loss)	366	418

Other income (expense):
Interest expense	(123)	(119)
Realized and unrealized gains (losses) on financial instruments, net	(33)	7
Loss on disposition of Zulily, net	(64)	—
Gain (loss) on extinguishment of debt	29	(6)
Other, net	10	41
	(181)	(77)
Earnings (loss) before income taxes	185	341
Income tax (expense) benefit	(66)	(120)
Net earnings (loss)	119	221
Less net earnings (loss) attributable to noncontrolling interests	12	18
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$107	203

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Six months ended
	June 30,
	2023	2022

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$152	234
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	204	264
Stock-based compensation	30	31
Realized and unrealized (gains) losses on financial instruments, net	80	(37)
Gain on sale of intangible asset and sale leaseback transactions	(119)	(243)
Gain on insurance proceeds, net of fire related costs	(228)	—
Insurance proceeds received for operating expenses and business interruption losses	226	30
Loss on disposition of Zulily, net	64	—
(Gain) loss on extinguishment of debt	(44)	6
Deferred income tax expense (benefit)	25	56
Other, net	16	(40)
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	403	420
Decrease (increase) in inventory	131	(139)
Decrease (increase) in prepaid expenses and other assets	61	41
(Decrease) increase in trade accounts payable	(220)	(364)
(Decrease) increase in accrued and other liabilities	(313)	(317)
Net cash provided (used) by operating activities	468	(58)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(105)	(101)
Expenditures for television distribution rights	(107)	(15)
Cash proceeds from dispositions of investments	71	12
Cash paid for disposal of Zulily	(28)	—
Proceeds from sale of fixed assets	200	256
Insurance proceeds received for fixed asset loss	54	70
Payments for settlements of financial instruments	(179)	—
Proceeds from settlements of financial instruments	167	—
Other investing activities, net	(1)	15
Net cash provided (used) by investing activities	72	237

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,002	1,355
Repayments of debt	(1,320)	(1,466)
Dividends paid to noncontrolling interest	(24)	(27)
Dividends paid to common shareholders	(7)	(10)
Indemnification agreement settlement	25	—
Other financing activities, net	(2)	(18)
Net cash provided (used) by financing activities	(326)	(166)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	(7)	(39)
Net increase (decrease) in cash, cash equivalents and restricted cash	207	(26)
Cash, cash equivalents and restricted cash at beginning of period	1,285	596
Cash, cash equivalents and restricted cash at end period	$1,492	570